CONTRACT

NO.WFFW-2005-01

between

FUWEI FILMS (SHANDONG) CO., LTD

Weifang 261061

Shandong

P.R. CHINA

hereinafter referred to as "BUYER"

and

Brückner Maschinenbau GmbH

Königsberger Str. 5 - 7
83313 Siegsdorf

GERMANY

hereinafter referred to as "SELLER"

BRÜCKNER

TABLE OF CONTENTS

1. **Subject of the Contract**

1.1 The SELLER agrees to deliver to the BUYER, and the BUYER agrees to purchase from the SELLER equipment, engineering and services for a biaxially oriented polyester stretching line.

1.2 General Scope of Supply

Type of film: Polyester films for packaging, general purpose and LCD base film
- biaxially oriented
- balanced
- 3-layers in the configuration ABC

The design of the quoted plant is based on:
1. maximum mechanical speed of 250 m/min
2. thermal layout of the stretching plant:

- for 220 m/min production speed at 25 µm film thickness with a corresponding net output on winder of 2.670 kg/h and at 5,8 m film net width
- suitable for an extrusion system gross output of 3.700 kg/h (approx. 3.200 kg/h net on winder) plus 7 % gross output safety of the extrusion system

Thickness of biaxially oriented film: 25 – 200 µm

Mill roll diameter: max. 1.200 mm

Width trimmed on winder: range 5.200 – 5.800 mm

nominal output acc. to the thermal layout and trimmed width 5.800 mm:

Thickness µm	Speed (approx. m/min)	Output on winder kg/h
25	220	2.670
30	220	3.200
40	165	3.200
50	132	3.200
60	110	3.200
75	88	3.200
100	66	3.200
125	53	3.200
150	44	3.200
175	38	3.200
190	34,5	3.200
200	33	3.200

Calculated output always based on total extrusion capacity respectively operating speed limitation and trimmed width on winder.

Max. final speed depending on pinnability and windability of resin.

Stretch ratio: (mechanically)	- machine direction:	1:1 - 1:6
	- transverse direction:	1:2.7 - 1:4.6
Speed range mechanically:	- slow section:	3 - 90 m/min
	- fast section:	5 - 250 m/min

Edge trim: for regranulation and recycling

Raw Materials: BUYER's SUPPLY

BUYER shall supply polyester resins of a consistency suitable for film coextrusion, high speed pinning and for biaxial orientation.

Virgin Resin Type: Standard PET film resin (as per SELLER's specification and recommendation in Appendix IV)

Recycling Material

- regranulate: reclaimed scrap film from orientation and slitting process, born out of the plant own film production,

Operator's side:	left-hand side - seen in machine direction, or to be stipulated by the BUYER latest at the effective date of contract.
Machine colour:	Creme white – RAL 9001
Paint for electrical cabinets:	RAL 7032 (grey)
Machine labelling:	BUYER's choice
Units of measurement:	according to SI (m, kg, Pa)
Safety standards:	As far as not especially otherwise agreed SELLER's Scope of Supply is carried out in accordance with the Machinery Directive 98/37EEC regulations. The explosion suppressing system for resin/air handling is BUYER's Scope of Supply. SELLER provides BUYER with a documentation in English language. In the event, BUYER employs staff without knowledge of the English language, BUYER shall make available to such staff documentation in a comprehensive language or to give sufficient instructions. SELLER is not liable for the compliance of SELLER's Scope of Supply with the legal requirements existing outside of Germany. Removal of safety devices supplied or prescribed by SELLER is herewith specifically prohibited. In the event of any non-compliance by BUYER, BUYER accepts the full responsibility and undertakes the hold SELLER harmless from any damages or losses resulting there from.
Shipment:	approx. 55-60 partly open top containers
Space requirements for film line:	approx. 2.000 m²; max. machine height 4 m (without silos or dryer tower)
Height above sea level:	to be specified by BUYER
Plant room air ventilation and/or conditioning:	- BUYER'S SUPPLY

1.3 The Scope of Supply and Services of the SELLER and the BUYER under this Contract is defined as follows:

Appendix I: SELLER's Scope of Supply (Technical Specification)

Appendix II: Definitions of Battery Limits and BUYER's Scope of Supply

Appendix III: Utility Specification

Appendix IV: Product Guarantees, Conditions and Procedure of Guarantee Run and Acceptance

Appendix: V: Time Schedule

Appendix VI: Conditions for Supervision of Installation and Start-Up Work

Appendix VII: Technical Documentation

Appendix VIII :Training of BUYER 's Personnel

Appendix IX: Specimen of Irrevocable Letter of Advance Payment Guarantee

Appendix X: List of Suppliers for Main Components

1.4 Until delivery, the SELLER reserves the right to alter the design and construction of the equipment in accordance with the progress of technology, and, if applicable, modify the origin of equipment provided that such alterations do not affect the Contract Price and/or the guarantees and/or the delivery time as and/or the design of the buildings.

Should, after the effective date of this Contract, the BUYER request any alteration in the engineering or design of the equipment, the SELLER will endeavour to comply with such a request, provided that the alteration does neither affect the delivery time nor the guarantees. The BUYER shall reimburse to the SELLER all costs occurring in connection with such an alteration.

2. CONTRACT PRICE

The BUYER agrees to pay for the SELLER's Scope of Supply and Services as per Article 1 price of:

EUR 13,038,000.00

(say EURO thirteen million thirty eight thousand only)

net value without any deductions.

This price is to be understood for delivery CIF Qingdao, P. R. China (according to Incoterms 2000).

2.1 The Contract Price for Equipment covers:

12000	Engineering and Documentation	
16000	Supervision	
21000	Resin Supply System Coextrusion	
24000	Edge Trim Recycling System	
27000	Extrusion and Die	
32000	Casting Machine	
33000	Machine Direction Orienter	
34000	Transverse Direction Orienter	
37000	Pull Roll System	
39000	Winder	
60000	Electric System	
84000	Spare Parts Budget	400,000.00
91400	CIF Qingdao	

TOTAL NET DISCOUNTED CONTRACT PRICE OF EQUIPMENT AND SERVICES FOR BOPET BIAXIAL STRETCHING LINE (CIF Qingdao) EUR 13,038,000.00

3. TERMS OF PAYMENT

The Contract Price of EUR 13,038,000.00 shall be paid as follows:

a) 5 % of the Contract Price shall be paid as down payment within 30 (thirty) consecutive calendar days after signing of the Contract, against down payment request and presentation of a Letter of Advance Payment Guarantee issued by SELLER's bank covering 5 % (five) of the Contract Price. Specimen of Letter of Advance Payment Guarantee as per Appendix IX of this Contract.

b) 5 % of the Contract Price shall be paid as intermediate payment within 30 (thirty) consecutive calendar days after the date of effectiveness of the Contract against invoice and presentation of a Letter of Advance Payment Guarantee issued by SELLER's bank covering 5 % (five) of the Contract Price. Specimen of Letter of Advance Payment Guarantee as per Appendix IX of this Contract.

c) 90 % of Contract Price shall be paid out of three Irrevocable, non transferable Letter's of Credit to the SELLER in the following way and manner:

- 30 % of Contract Price shall be paid out of the first Letter of Credit to the SELLER pro rata shipment made by the SELLER and presentation of the following documents:

  - Full set of clean on Board Bill of Lading
  - Commercial Invoice in four originals and two copies
  - Packing list in four originals
  - Certificate of Quality and Quantity in three originals
  - Certificate of Origin
  - Shipping advice in two copies
  - insurance certificate covering 110% of the contract value

  however payable not later than 6 months after scheduled shipping as per article 4.1 of this contract against simple invoice in case BUYER can not open the second L/C :

- 40 % of Contract Price shall be paid out of the second Letter of Credit to the SELLER pro rata shipment made by the SELLER and presentation of the following documents:

- Full set of clean on Board Bill of Lading
- Commercial Invoice in four originals and two copies
- Packing list in four originals
- Certificate of Quality and Quantity in three originals
- Certificate of Origin
- Shipping advice in two copies
- insurance certificate covering 110% of the contract value

however payable not later than 6 months after scheduled shipping as per article 4.1 of this contract against simple invoice in case BUYER can not open the third L/C ;

- 10 % of Contract Price shall be paid out the third Letter of Credit to the SELLER pro rata shipment made by the SELLER and presentation of the following documents:

- Full set of clean on Board Bill of Lading
- Commercial Invoice in four originals and two copies
- Packing list in four originals
- Certificate of Quality and Quantity in three originals
- Certificate of Origin
- Shipping advice in two copies
- insurance certificate covering 110% of the contract value

- 5 % of the Contract Price shall be paid out of the third Letter of Credit upon acceptance of the plant against presentation of the following documents:

- Original commercial invoice in two (2) copies,
- "ACCEPTANCE PROTOCOL" as per this Contract signed by both parties in two (2) copies.

however payable not later than 22 months after effectiveness of the Contract in case SELLER can not perform its duties due to reasons not caused by SELLER against simple invoice.

- 5 % of the Contract Price shall be paid out of the third Letter of Credit upon End of Warranty according to Article 6 of this Contract against presentation of the following documents:

- End of Warranty Protocol signed by both parties in two (2) original
- Original commercial invoice in (2) two copies

however payable not later than 30 months after effectiveness of the Contract in case SELLER can not perform its duties due to reasons not caused by SELLER against simple invoice.

The L/Cs shall be opened in favour of the SELLER by an international commercial bank acceptable to the SELLER. Partial shipments and transhipment shall be allowed according to Contract and delivery schedule.

The first L/C for (30) thirty % of the Contract price shall be opened (3) three consecutive calendar months after the date of effectiveness of the Contract at the latest and shall be valid for (15) fifteen months.

The second L/C for (40) forty % of the Contract price shall be opened (7) seven consecutive calendar months after the date of effectiveness of the Contract at the latest and shall be valid for (11) eleven months.

The third L/C for (20) twenty % of the Contract price shall be opened (9) nine consecutive calendar months after the date of effectiveness of the Contract at the latest and shall be valid for (22) twenty two months.

It is agreed that the validity of the L/Cs can be extended if it becomes necessary. The BUYER shall arrange for such an extension upon SELLER's request after giving his evidence for necessity. If such extension has to be made for reasons attributable to the SELLER, the costs incurred shall be borne by the SELLER.

Payments out of this L/Cs shall be effected without any condition and any reserve whatsoever against presentation of the above mentioned documents to the SELLER's bank.

The L/Cs shall be opened in conformity with the Uniform Customs and Practices for Documentary Credit (1993 revision) of the International Chamber of Commerce, Paris, France.

In case the opening of the L/Cs or the intermediate payment is delayed, the project time schedule is delayed accordingly.

In case the first L/C can not be opened within seven (7) months after the effective date of the Contract the SELLER has the right to cancel the Contract and keep the paid down payment as penalty. In such case, SELLER's Letter of Guarantee for Advanced Payment shall become null and void immediately without any condition.

All sums payable under this Article shall be regarded as duly effected only when they are actually received by the SELLER in full without reserve and condition on his bank account with the SELLER's bank in lawful and free money of the European Union (i.e. Euro).

All banking charges in connection with this L/Cs incurred in the SELLER's country will be borne by the SELLER, all banking charges incurred in the BUYER's country in connection with this L/Cs will be borne by the BUYER.

4. TERMS OF DELIVERY

4.1 The SELLER shall start delivery of the goods 9 (nine) months after effectiveness of this Contract and complete delivery of machinery and equipment within 10,5 (ten and a half) months and of spare parts within 11,5 (eleven and a half) months after effectiveness of this Contract. The date of the bill of lading shall be the actual date of delivery.

4.2 Delivery of parts shall be made CIF Qingdao, P. R. China (according to Incoterms 2000).

Port of departure is European Seaport.
Port of destination is Qingdao, P.R. China.

4.3 As soon as each shipment is effected, the SELLER shall inform the BUYER by telefax of the Contract number, date, bill of lading number, name of carrying vessel as well as name, total price, total number of packages, total weight and total volume of Equipment.

4.4 On the surface of each package, the Contract number, consignee, port of destination, package number, measurement, gross weight, net weight and the wordings "RIGHT SIDE UP", "HANDLE WITH CARE", "KEEP DRY", the lifting position and the shipping mark shall be stencilled with fadeless paint

WFFW-2005-01

Qingdao, P. R. CHINA

4.5 After having delivered the goods on board the vessel, the SELLER shall send a complete set of non-negotiable photostatic copies of shipping documents (i.e. bill of lading, commercial invoice, packing list and a plant phytosanitary certificate issued by relative authorities each in one copy) to the BUYER by courier service

5. SUPERVISION OF INSTALLATION AND START-UP WORK

5.1 The Supervision of Installation and Start-Up work comprises all activities as defined under Article 1.1, 1.2, 1.3, 1.4 and 1.5 of Appendix VI of this Contract.

5.2 The conditions for Installation and Start-Up work as per Appendix VI of this Contract will be applicable for all works as defined under Article 5.1 of this Contract.

5.3 SELLER's obligation with regard to Supervision of Installation and Start-Up work only refers to Supervision of Installation and Start-Up work concerning SELLER's Scope of Supply. Any obligation for equipment not being SELLER's Scope of Supply will only be valid in case it is agreed upon in writing within this Contract.

6. INSPECTION AND CLAIMS; WARRANTY

6.1 SELLER'S Warranty obligations upon arrival of the equipment at the port of destination

Within 90 days after the arrival of the vessel at the port of destination, should the quality, specification or quantity be found not in conformity with the stipulations of the Contract except those claims for which the insurance company or tha owners of the vessel are liable, the BUYER shall, on the strength of the Inspection Certificate issued by the China Commodity Inspection Bureau, have the right to claim for fulfilment of SELLER'S warranty obligations as mentioned under Article 6.2.3 of this Contract. All costs related to the fulfilment of such warranty obligations shall be borne by the SELLER in accordance with the stipulations under Article 6.2.3 and 6.2.5 of this Contract. The elimination of the defect(s) shall be done without effecting the check-up schedule stipulated in Appendix V.

6.2 SELLER'S Warranty obligations related to the assembled equipment

6.2.1 The SELLER gives a warranty for the equipment delivered for a period of 12 (twelve) months after the Acceptance or 19,5 (nineteen and a half) months after last shipment of machine and equipment, whichever comes earlier.

6.2.2 As regards quality, if, during the warranty period mentioned under 6.2.1 of this Contract, damages occur in the course of operation by reason of inferior quality, bad workmanship or the use of inferior materials, the BUYER shall immediately notify the SELLER in writing and put forward a claim supported by an Inspection Certificate issued by the China Commodity Inspection Bureau.

6.2.3 SELLER shall eliminate, without undue delay and at his own expense, all such defects by replacement or repair - such repair to be made at the SELLER's discretion - provided that such defects are proved to be due to reasons attributable to the SELLER and are neither caused by damage in transit nor by assembling the equipment without the SELLER's supervision, nor by handling at site contrary to normal practice or to the SELLER's instructions on handling and/or maintenance, nor by normal wear and tear. The SELLER shall have the right to choose between delivery of new parts, repair at the site or repair in the manufacturer's workshop.

6.2.4 The liability of the SELLER under this warranty is waived if the Inspection Certificate mentioned under 6.2.2 has not reached SELLER within 14 days of discovery, or if repairs or replacements are carried out by the BUYER or by third parties without the SELLER's prior written consent.

6.2.5 If the SELLER fulfils his obligation by replacing parts, the new part(s) will be made available to the BUYER CPT nearest sea- or airport. The parts so replaced shall be returned by the BUYER to the SELLER at SELLER'S discretion either FCA BUYER'S nearest airport or FOB BUYER's nearest seaport (according to Incoterms 2000) and the BUYER will make available all the necessary documents to enable such replaced parts to be re-exported to their place of origin and to obtain the permit to import the replacement parts free of import duty.

6.2.6 A claim specified in an Inspection Certificate issued by the China Commodity Inspection Bureau shall be reckoned as having been accepted by the SELLER If the SELLER fails to answer the BUYER within one month after receipt of the aforesaid certificate.

7. LICENCES

BUYER is authorised by SELLER to use the software programmes.

The right to use the licence may be extended to further BO-FILM-lines against additional payment and approval of SELLER. In this case a separate contract is necessary.

The programmes are specified in the manuals.

BUYER has to follow the operating instructions laid down in the manuals.

BUYER acknowledges the property of SELLER concerning the software programmes and documents. BUYER will not disclose the software programmes nor the relating documents to third parties without written approval of SELLER.

SELLER is entitled to take measures to prevent misuse.

BUYER is allowed to copy the software programmes solely for back-up or for fault detecting reasons. As far as the original software programmes are equipped with copyrights all copies have to bear copyright remarks as well.

Related documents to the software may be copied solely for BUYER's proper use and are limited to two copies of the licensed software programmes.

8. **FORCE MAJEURE**

8.1 Should either party be prevented from executing the present Contract due to reasons of force majeure or beyond the control of the prevented party (hereinafter referred as FORCE MAJEURE) such as - but not limited to - war, serious fire, flood, typhoon and earthquake, all time limits stipulated in the present Contract shall be extended by a period equivalent to the effect of the occurrences of force majeure.

8.2 The prevented party shall inform the other party as soon as possible by fax/e-mail and airmail by registered letter a certificate issued by competent authorities concerned within 14 (fourteen) days of the occurrence of force majeure for the examining and confirmation of the other party.

8.3 The prevented party shall inform the other party as soon as possible by fax/e-Mail of the termination or elimination of the case of force majeure and confirm this by registered airmail letter.

9. **LATE DELIVERY AND PENALTY**

Should deliveries be delayed due to reasons not being Force Majeure and solely attributable to the SELLER, the BUYER is entitled to liquidated damages as follows.

For the first four weeks of delay of each partial shipment no penalty shall apply.

For the next four weeks (week five till eight) of delay, a penalty of 0,3 % (zero point three percent) of the value of the delayed shipment shall apply per week.

For the next four weeks (week nine till twelve) of delay a penalty of 0,5 % (zero point five percent) of the value of the delayed shipment shall apply per week.

The penalty for delayed delivery shall, however, only be due, if the date of end of mechanical erection is delayed solely due to such delayed delivery. The total penalty due under this Contract shall in any case be limited to 3,2 % (three-point-two percent) of the Contract Price of the delayed equipment.

10. ALTERNATIVE DISPUTE RESOLUTION AND ARBITRATION

10.1 The parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this Contract promptly by negotiations between executives of the parties.

10.2 If a controversy or claim should arise, Project Manager of BUYER and Project Manager of SELLER, or their respective successors in the positions they now hold (hereinafter referred to as "PROJECT MANAGERS"), will meet at least once and will attempt to resolve the matter. Either PROJECT MANAGER may request the other to meet within fourteen days, at a mutually agreed time.

10.3 If the matter has not been resolved within twenty days of their first meeting, PROJECT MANAGERS shall refer the matter to senior executives, who shall have authority to settle the dispute (hereinafter referred to as "SENIOR EXECUTIVES"). Thereupon, the PROJECT MANAGERS shall promptly prepare and exchange memoranda stating the issues in dispute and their positions, summarizing the negotiations which have taken place, and attaching relevant documents. SENIOR EXECUTIVES will meet for negotiations within fourteen days of the end of the twenty-day period referred to above, at a mutually agreed time. The first meeting shall be held at the offices of PROJECT MANAGER receiving the request to meet. If more than one meeting is held, the meetings shall be held in rotations at the offices of BUYER and SELLER.

10.4 If the matter has not been resolved within thirty days of the meeting of SENIOR EXECUTIVES (which period may be extended by mutual agreement), either party may elect to submit the controversy for final and binding arbitration.

10.5 The place of arbitration shall be CIETAC Beijing, P.R. China. The language to be used in the arbitral proceedings shall be Chinese and English. The Arbitration shall be executed in accordance with the Commission's rules in effect at the time of applying for arbitration. The arbitration award is final and binding upon both parties.

10.6 This Contract and all legal relationship in connection with this Contract will be governed by Swiss law exclusively, without respect to its conflict of law provisions.

10.7 The Vienna UN Agreement dealing with the international exchange of goods (Contract for International Sale of Goods - CISG) is not applicable.

11. TAXES

All the taxes and expenditures to be paid by the BUYER according to China government tax regulations with relation to this CONTRACT shall be born by the BUYER.

All taxes and dues imposed by the SELLER's government up to the point of transfer of cost and risk from the SELLER to the BUYER in accordance with the terms of delivery stipulated in this CONTRACT shall be borne by the SELLER.

12. MISCELLANEOUS CONDITIONS

12.1 This Contract shall be signed in two English and two Chinese originals, two for the BUYER and two for the SELLER. Both, Chinese and English versions have the same force. In case of any discrepancy, the English version shall be the governing one.

12.2 Appendices I to X (English version only) are an integral part of this Contract.

12.3 This Contract shall become effective after signature of both parties and after the down payment as stipulated in Article 3 of the Contract has been received at SELLER account.

After receipt of the down payment, SELLER will inform in writing the BUYER about the receipt and this letter will fix the effective date.

In case the down payment can not be made by the BUYER to the SELLER within 6 (six) months after signing the Contract, this Contract and its terms and conditions shall be renegotiated.

12.4 In no event shall the SELLER under this Contract be liable for any indirect and/or consequential loss and/or damage, however arising, e.g. loss of trade and/or product and/or profit, and no provision in this Contract shall be interpreted to imply such liability.

12.5 All amendments, supplements and alterations to this Contract shall be explicitly specified as such and be made in writing and signed by the authorised representatives of both parties. They shall form integral parts of the present Contract and have the same force as the Contract itself.

12.6 BUYER shall inform SELLER in due time about all compulsive regulations in BUYER's country, relevant for the execution of the Contract by SELLER.

12.7 The title in the Equipment and/or Spare Parts shall pass to BUYER from SELLER after receipt of all payment from BUYER at SELLER's bank according to Article 3 of this Contract.

12.8 It is agreed by both parties that the SELLER is allowed to manufacture and supply TDO frame, insulation panels, air ductwork and die frame at SELLER's discretion at his subsidiary in China. The SELLER shall be responsible for the selection of local manufacturers and the quality control. The SELLER is responsible for the shipment to the BUYER's site, on CPT basis.
During the manufacturing of the a.m. parts (TDO frame, insulation panels, air ductwork, die frame) for this Contract, the BUYER has the right to visit SELLER's subsidiary in China for inspection.

13. FINAL TERMS

13.1 All notices and written statements thereunder shall be given in the English language and be deemed to have been duly given, when mailed by registered mail to the party entitled thereto at its below address or at such other address as may from time to time be designated in writing by the other party.

13.2 Legal Addresses

The address or the parties hereto shall be as follows:

BUYER: FUWEI FILMS (SHANDONG) CO., LTD

No. 387 Dongming Road
Weifang 261061

Shandong

P. R. China

Tel : +86-.536- 8884280
Fax: +86-.536- 8882685

SELLER: Brückner Maschinenbau GmbH
Königsberger Str. 5-7

D - 83313 Siegsdorf

Germany

Tel. No: +49 – 8662 – 63 0
Fax No: +49 – 8662 – 63 220

BUYER: [signature] SELLER: i. V. [signature]

DATE: June, 2005 June, 2005

ATTACHMENT

PRICES

ITEMIZED PRICES

21000	Resin Handling System	Euro	140,000.00
24000	Edge Trim Recycling System	Euro	104,000.00
27000	Extrusion and Die	Euro	2,948,000.00
32000	Casting Machine	Euro	962,000.00
33000	Machine Direction Orienter	Euro	1,078,000.00
34000	Transverse Direction Orienter	Euro	3,433,000.00
37000	Pull Roll System	Euro	1,345,000.00
39000	Winder	Euro	740,000.00
60000	Electrical Systems	Euro	1,230,000.00
16000	Supervision of Installation and Commissioning	Euro	658,000.00
84000	Spare Parts	Euro	400,000.00

TOTAL CONTRACT PRICE – CIF Qingdao €uro **13,038,000.00**